Exhibit 99.1

THORATEC REPORTS RECORD FIRST QUARTER SALES

RESULTS REFLECT FIRST FULL QUARTER FOR DESTINATION THERAPY APPROVAL, REIMBURSEMENT

     (PLEASANTON, CA), April 27, 2004—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today reported results for the first quarter ended April 3, 2004.

     The company said product sales for the period were a record $42.8 million, a 19 percent increase over sales of $36.1 million in the first quarter a year ago.

     Taxed cash earnings, which exclude the effect of legal settlement, merger, restructuring and other costs and amortization of purchased intangible assets, were $3.2 million, or $0.06 per share, versus taxed cash earnings of $3.3 million, or $0.06 per share, in the same period a year ago.

     On a GAAP basis, Thoratec reported net income in the first quarter of fiscal 2004 of $1.3 million, or $0.02 per share, versus net income of $1.4 million, or $0.03 per share, in the same period a year ago.

     “Our results for the quarter reflect solid growth in both our Cardiovascular and ITC divisions,” noted D. Keith Grossman, president and chief executive officer of Thoratec.

     “Sales of our heart assist devices benefited from this being the first full quarter in which we had Destination Therapy approval and the National Coverage Decision from Medicare, as sales of our HeartMate® device grew by 26 percent. We feel we are off to a very good start with this new indication for use, as 42 Destination Therapy implants took place in the quarter.

     “The overall patient experience and outcomes with Destination Therapy patients to date have been very positive and the centers are reporting a decreasing number of adverse events. Many of these patients have been implanted with our HeartMate® XVE that incorporates the new inflow valve conduit and the clinician response to this product enhancement has been very favorable to date. In addition, we currently have 67 centers approved by the Centers for Medicare and Medicaid Services (CMS) for Destination Therapy reimbursement by Medicare.

     “At ITC,” he continued, “revenues grew 34 percent versus the first quarter a year ago, as its offerings continued to achieve market share gains. Revenues from ITC’s alternate site testing products increased 60 percent versus a year ago, and its point-of-care coagulation testing devices also experienced strong sales growth. We also recorded sales from the IRMA® TRUpoint product line, which we acquired last year. Even without the IRMA TRUpoint revenues, ITC sales would have increased nearly 20 percent versus a year ago.”

     Jeffrey Nelson, president of the company’s cardiovascular division, noted that operating expenses in the quarter reflect costs associated with the ramp up of sales and marketing programs to support Destination Therapy, such as the Heart Hope™ initiative.

     “This effort, which is a collaboration between Thoratec and leading heart centers committed to advancing clinical, educational and economic outcomes of Destination Therapy, is just beginning to have an impact in the marketplace,” Nelson noted.

     “Approximately 20 leading centers have signed up for the Heart Hope program and several more have indicated they will be doing so. We believe that between 25 and 30 centers may accept our invitation to commit to the program this year. We are very pleased with the response to Heart Hope to date. In fact, approximately 70 percent of the 42 Destination Therapy procedures during the quarter were done at our targeted Heart Hope centers,” he added.

     Nelson noted that a key element of Heart Hope is the development of HeartMate Destination Therapy Advanced Practice Guidelines and that these were presented at the first Heart Hope Users Conference last week. The meeting was attended by some 50 clinicians, including cardiac surgeons, heart failure cardiologists and VAD coordinators.

     “The response from attendees, who are thought leaders in the cardiology field, was very positive and they came away with even a higher level of enthusiasm for the Destination Therapy opportunity. They felt that these new practice guidelines were right on target with respect to the important issues facing development of the market—particularly those guidelines related to nutrition management—which are among the first of its kind for heart failure patients,” he noted.

     The company also said that it has now implanted four patients in the U.S. HeartMate II clinical trial, and they are doing well. The initial two patients have now been supported by the device for nearly six and four months, respectively. Two patients have been implanted in the European trial for the device, although both passed away for reasons unrelated to the device.

     The company also announced that it received home discharge approval for patients in the U.S. HeartMate II trial, and approval to resume its clinical trial for the device in the United Kingdom. In addition, the company has filed a submission with the FDA to expand the current Phase I U.S. trial from four to ten centers and seven to 15 patients.

     “The home discharge approval is significant, because we believe this will facilitate the pace of enrollment in the trial as recovery at home is a plus for both the patient and hospital, and we are hopeful that the FDA will approve our request for an expanded trial within the next three weeks. We are also delighted to be underway again in the United Kingdom and would anticipate that we might have our first patient enrolled there by later this quarter,” Nelson said.

     The HeartMate II is the company’s next generation design heart assist device intended for long-term cardiac support for patients who are in end-stage heart failure. It is an implantable LVAS (left ventricular assist system) powered by a rotary pump. It weighs approximately 12 ounces, making it significantly smaller than currently approved devices. The initial U.S. safety and efficacy trial involves seven patients at four centers and the device is being evaluated initially for bridge-to-transplantation. The company hopes to use the data from this initial trial for approval of an expanded trial that will also study use of the device for Destination Therapy.

     The company also reiterated its financial guidance for fiscal 2004, including revenues of $190-$200 million, cash earnings of $30-$35 million, or $0.53-$0.61 per share, or taxed cash earnings of $0.32-$0.38 per share.

     Thoratec will hold a conference call to discuss its financial results and operating activities to all interested parties at 1:30 p.m. Pacific Daylight Time (4:30 p.m. Eastern Daylight Time), today, hosted by D. Keith Grossman, president and chief executive officer, and Wayne Boylston, senior vice president and chief financial officer.

     The teleconference can be accessed by calling (719) 457-2649. Please dial in ten to 15 minutes prior to the beginning of the call. The web cast will also be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Tuesday, May 4, via http://www.thoratec.com, or by telephone at (719) 457-0820, passcode 450744.

     Thoratec Corporation is a world leader in products to treat cardiovascular disease with its Thoratec VAD and HeartMate LVAS with more than 8,000 devices implanted in patients suffering from heart failure. Thoratec’s product line also includes the Vectra® vascular access graft (VAG) for patients undergoing hemodialysis. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the results of clinical trials, the ability to improve financial performance, regulatory approval processes, healthcare reimbursement and coverage policies and acquisition activities. These factors, and others, are discussed more fully under the heading, “Risk Factors,” in Thoratec’s 10-K for the fiscal year ended January 3, 2004, and other filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Wayne Boylston	Susan Benton
Chief Financial Officer	FischerHealth, Inc.
Thoratec Corporation	(310) 577-7870
(925) 847-8600	sbenton@fischerhealth.com

THORATEC CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March	December
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$48,022	$62,020
Short-term available-for-sale investments	45,828	41,179
Receivables, net	28,851	27,969
Inventories	36,830	36,417
Other current assets	13,193	12,796

Total Current Assets	172,724	180,381
Property, plant and equipment, net	28,948	28,492
Goodwill	95,116	96,065
Purchased intangible assets	161,934	164,865
Other assets	6,965	6,328

TOTAL ASSETS	$465,687	$476,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,698	$6,952
Accrued expenses	11,477	15,820

Total Current Liabilities	18,175	22,772
Long-term deferred tax liability and other	65,600	67,123

Total Liabilities	83,775	89,895
Shareholders’ Equity	381,912	386,236

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$465,687	$476,131

THORATEC CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Fiscal Quarter Ended
	March	March
	2004	2003
Product sales	$42,792	$36,062
Cost of product sales	17,721	14,891

Gross profit	25,071	21,171

Operating expenses:
Selling, general and administrative	13,013	10,060
Research and development	7,338	6,260
Amortization of purchased intangible assets	2,931	3,096
Legal settlement, merger, restructuring and other costs	133	(57)

Total operating expenses	23,415	19,359

Income from operations	1,656	1,812
Interest and other income — net	465	512

Income before taxes	2,121	2,324
Income tax expense	827	906

Net income	$1,294	$1,418

Net income per share:
Basic	$0.02	$0.03

Diluted	$0.02	$0.03

Shares used to compute net income per share:
Basic	56,106	55,057
Diluted	57,458	55,534

Reconciliation of Taxed Cash Earnings to GAAP Income Before Taxes

     This press release discloses “taxed cash earnings” which is not a financial measure prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Management believes that taxed cash earnings can be a useful measure for investors to evaluate our financial performance by providing the results of our company’s primary business operations, excluding the effects of charges associated with legal settlement, merger, restructuring and other activities. However, this measure should be considered in addition to, and not as a substitute, or a superior measure to, income before taxes or other measures of financial performance prepared in accordance with GAAP. Taxed cash earnings reconciles to GAAP income before taxes, as follows:

	Fiscal Quarter Ended
	March	March
	2004	2003
Income before taxes as reported under GAAP	$2,121	$2,324
Adjustments to reconcile GAAP income before taxes with taxed cash earnings:
Amortization of purchased intangible assets	2,931	3,096
Legal settlement, merger, restructuring and other costs	133	(57)

Cash earnings before taxes	5,185	5,363
Income tax at 39%	2,022	2,092

Taxed cash earnings	$3,163	$3,271

Taxed cash earnings per share:
Basic	$0.06	$0.06

Diluted	$0.06	$0.06